Exhibit 10.18

SEVERANCE AND RELEASE AGREEMENT

This SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 9th day of July, 2012 by and between Dr. Simon Pedder, an individual residing in Fort Mill, South Carolina (hereinafter “Executive”) and Chelsea Therapeutics International, Ltd., a Delaware corporation with its principal place of business in Charlotte, North Carolina (the “Company”).

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer; and

WHEREAS, in connection with his employment with the Company, Executive executed an Employment Agreement dated March 2, 2012 (the “Employment Agreement”); and

WHEREAS, Executive wishes to resign from his employment with the Company effective as of July 10, 2012; and

WHEREAS, in connection with Executive’s resignation, the Company has agreed to provide Executive with severance benefits in exchange for his execution of a release;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Termination of Employment. Executive has tendered and the Company has accepted Executive’s resignation of his employment with the Company. Effective as of July 10, 2012 (the “Termination Date”), Executive’s employment with the Company is terminated. As of the Termination Date, Executive will also be deemed to have resigned as an officer and director of the Company. Executive will receive his regular salary for his work through the Termination Date (minus applicable federal, state and local payroll taxes, and other withholdings required by law or properly requested by Executive) on the Company’s next regular payday following the Termination Date. Except as expressly provided herein or required by applicable law, after the Termination Date, Executive will receive no further employee benefits from the Company.

2.         Severance Benefits. In consideration of Executive’s former service to the Company and his executing and not revoking this Agreement, the Company will provide Executive with the following severance benefits (collectively the “Severance Benefits”):

a.         The Company will pay to Executive as severance (the “Severance Pay”) his Base Salary as defined in the Employment Agreement (or $491,000 on an annualized basis), for a period of twenty-four (24) months (the “Severance Period”), plus any unpaid reimbursement amounts for business expenses, medical licensing fees or professional dues incurred through the Termination Date. Executive will receive the Severance Pay in bi-monthly installments beginning sixty-one (61) days following the Termination Date, with the first installment reflecting all of the installments payable within the first sixty (60) days following the Termination Date. Provided, however, if Executive is offered and accepts full time employment during the Severance Period, the Company will be entitled to a dollar for dollar set off from the Severance Pay of any amounts earned by Executive in his new employment; however, no such offset will be applicable for consulting fees paid to Executive as an independent contractor or consultant. Executive agrees to provide the Company with a copy of his employment agreement and/or earnings statement for such new employment or such other documents as the Company shall reasonable request to document his salary for such new employment.

b.          So long as Executive is eligible for and timely elects continuation coverage under COBRA, the Company will pay to Executive an amount equal to the amount of COBRA premiums that would be paid by Executive each month for continuation coverage for Executive, his spouse and his eligible dependents for a period of twelve (12) months, but only to the extent that such COBRA premiums exceed the premiums or contributions that Executive would have paid for such coverage as an active employee of the Company. The Company will pay the COBRA payment on the first day of the month following the month to which it relates. Each such COBRA payment will be treated as taxable wages to Executive.

c.         All of Executive’s stock options, stock awards and other grants of equity compensation will be accelerated and deemed to have vested as of the Termination Date (without regard to any installment exercise limitation set forth on the applicable award or grant agreement).

d.         All of Executive’s stock options, stock awards and other grants of equity compensation that were awarded during the term of the Employment Agreement and that are subject to exercise will remain exercisable until the end of the Severance Period.

e.         Except as set out above or as provided under the terms of the Company’s benefit plans (including but not limited to 401k, group insurance and equity compensation plans), Executive shall have no further entitlement to any other compensation or benefits from the Company.

f.         Payments to be made under this Section 2 are hereby designated and shall at all times be treated as a series of separate payments and not a single payment pursuant to Treasury Regulation § 1.409A-2(b)(2)(iii). To the maximum extent permitted under Section 409A, the payments described in this Section 10 are intended to qualify as short-term deferrals meeting the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii).

g.         To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”), including without limitation compliance with all applicable exemptions from Section 409A (e.g., the short-term deferral exception). The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. In the event amendments are required to be made to this Agreement to comply with Section 409A, the Company shall use its commercially reasonable best efforts to provide the Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated or deferred in violation of Section 409A. The parties further agree that any payments of deferred compensation that are to be made as a result of the Executive’s separation from service must be delayed pursuant to Section 409A until the earlier of the day that is six (6) months plus one day after such separation from service, or death of the Executive, but only if the Executive is determined to be a “specified employee” (as that term is defined in Section 409A) and only to the extent the delay is required under Section 409A.

  h.         If Executive dies prior to receiving any or all of the payments, monthly installments or benefits to which he is due under this Section 2, then such remaining payments, monthly installments or benefits shall be payable to his estate with no change in the time or form of payment.

3.         Release of Claims. In exchange for the Company’s providing Executive with the severance benefits described in Section 2, above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment, including the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.). Notwithstanding the foregoing, Executive does not waive or release (a) claims for vested benefits under the Company’s 401(k) plan, (b) claims for benefits under the Company’s group health, dental and flexible spending account plans; (c) any rights he may have to indemnification by the Company pursuant to the Company’s bylaws, articles of incorporation or Delaware law, or (d) any rights or claims he may have arising hereafter out of his ownership of stock in the Company.

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement.

4.         No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company is liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims arising out of or related to his employment with the Company and the termination thereof.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

5.         Transitional Duties; Cooperation. By signing this Agreement, Executive promises and agrees, that during the Severance Period, for no additional consideration or pay, and regardless of whether he accepts new full time employment, he will make himself available to provide the Company with up to 12 hours per week on average providing such services as are deemed reasonably necessary by the Company to effect an orderly transition of Executive’s knowledge of the Company’s business and Executive’s duties. In addition to the foregoing, Executive agrees to cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Company Parties which relates to, arises out of or is connected directly or indirectly with (i) Executive’s employment with the Company, (ii) any other relationship or dealings between Executive and the Company or any of the Company Parties, or (iii) any other matter relating to the Company or any of the Company Parties, except that this paragraph does not apply to any claim, complaint suit or action in which Executive’s interests are adverse to those of Company and/or the Company Parties. Executive’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action.

The Company agrees that it will continue to maintain Officers and Directors Liability Insurance covering Executive for any claims that may be asserted against him based on his positions with the Company prior to the Termination Date in at least the amounts maintained during his employment as President and CEO, for as long as such claims could be asserted.

6.         Return of Property. On the Termination Date, Executive shall return all property of the Company in his possession, including, without limitation, any Company credit cards, Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, data, notes and other documents pertaining to the Company’s proprietary products, customers and business and Confidential and Proprietary Information as defined in the Employment Agreement. All returned property shall be in the same condition as when provided to Executive, reasonable wear and tear excepted.

7.         Confidentiality and Restrictive Covenants. The parties agree that Sections 6 and 7 of the Employment Agreement will remain in full force and effect in accordance with its terms, and that a breach of Section 6 or 7 of the Employment Agreement will also constitute a breach of this present Agreement.

8.         No Disparagement. Executive agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, its management, products, services, business and manner of doing business, and that he will instruct his immediate family not to engage in any such activity. The Company will instruct its officers and director not to denigrate, disparage or cast aspersions upon Executive.

9.         Relief and Enforcement. Executive understands and agrees that, in addition to any other remedies that the Company (or the Company Parties) has at law or in equity, upon any breach of this Agreement by Executive or Article 9 of the Employment Agreement, Executive agrees that he will repay to the Company any and all Severance Payments that has been paid to him pursuant to Section 2, above. Executive also understands and agrees that if he violates the terms of Sections 5, 6, 7 or 8 of this Agreement or Sections 6 or 7 of the Employment Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Executive agree that if he violates Sections 5, 6, 7, or 8 of this Agreement or Section 6 or 7 of the Employment Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement. The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.

10.         Assignment. This Agreement may not be assigned by Executive. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The term “Company” shall include any of the Company’s subsidiaries, subdivisions or affiliates.

11.         No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina. This Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

12.         Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO JOSEPH OLIVETO, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

13.         Voluntary Execution. By signing below, Executive acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

[Signature Page Follows.]

THE COMPANY:

CHELSEA THERAPEUTICS INTERNATIONAL LTD.

By:		(SEAL)
Name:
Title:

By:	/s/ Michael Weiser	(SEAL)
Name:	Michael Weiser
Title:	Chairman of the Board

EXECUTIVE:

	/s/ Simon Pedder	(SEAL)
Dr. Simon Pedder